                                                                    EXHIBIT 3(i)

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                                  PARAVANT INC.

     The Articles of Incorporation of PARAVANT INC. have been amended and restated to read as follows:

                                ARTICLE I - NAME

     The name of this corporation is PARAVANT INC.

                         ARTICLE II - NATURE OF BUSINESS

        The corporation may engage in any activity or business permitted under the laws of the United States and of this State, to include the transaction of all lawful business for which corporations may be incorporated under Chapter 607, Florida Statutes.

                           ARTICLE III - CAPITAL STOCK

        (i) The number of shares of Common Stock which this Corporation is authorized to have issued at any time is 30,000,000 shares at a par value of $.015 per share.

        (ii) The number of shares of Preferred Stock which this Corporation is authorized to have issued at any time is 2,000,000 shares at par value of $.01 per share. The Board of Directors of the Corporation is expressly authorized to set by its own resolutions, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and liquidation pertaining to such Preferred Stock.

                ARTICLE IV - CURRENT REGISTERED AGENT AND ADDRESS

        The name and address of the current registered agent are Richard P. McNeight, 1615-A West NASA Blvd., Melbourne, Florida 32901.

                                 CERTIFICATE TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                OF PARAVANT INC.

        The undersigned, Richard P. McNeight, President of PARAVANT INC., a Florida corporation (the "Corporation"), does hereby certify as follows:

        1. In accordance with Sections 607.1002 and 607.1007 of the Florida Statutes, the Board of Directors of the Corporation approved by written consent dated November 24, 1998, the amendment and restatement of the Corporation's Articles of Incorporation as attached hereto. This amendment and restatement of the Corporation's Articles of Incorporation does not contain an amendment to the Articles of Incorporation requiring shareholder approval.

        2. The undersigned officer of the Corporation has been duly authorized to submit these Amended and Restated Articles of Incorporation of the Corporation to the Department of State of Florida for filing in accordance with Section 607.1007, Florida Statutes.



                                               PARAVANT INC.

                                               By:/s/ Richard P. McNeight
                                               ---------------------------------
                                                  Richard P. McNeight, President